As filed with the Securities and Exchange Commission on

        March 20, 1998                      Registration No. 333-31987
        --------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549
                         _______________________________
                         POST-EFFECTIVE AMENDMENT NO. 1
                             ON FORM S-3 TO FORM S-1
                             Registration Statement
                        Under the Securities Act of 1933
                        ________________________________

                           THERMEDICS DETECTION INC.
             (Exact name of registrant as specified in its charter)

                  Massachusetts                     04-3106698
         (State or other jurisdiction of         (I.R.S. Employer
          incorporation or organization)        Identification No.)
                                 _______________

                                  220 Mill Road
                      Chelmsford, Massachusetts 01824-4178
                                 (781) 622-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                _______________

                            Sandra L. Lambert, Clerk
                           Thermedics Detection Inc.
                         c/o Thermo Electron Corporation
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts  02254-9046
                                 (781) 622-1000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                _______________

                                    Copy to:
                             Seth H. Hoogasian, Esq.
                                General Counsel
                           Thermedics Detection Inc.
                         c/o Thermo Electron Corporation
                                81 Wyman Street
                                 P.O. Box 9046
                       Waltham, Massachusetts  02254-9046
                                 (781) 622-1000
                                 _______________

        Approximate date of commencement of proposed sale to the public:
        From time to time after the effective date of this registration statement.
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






        If the only securities being requested on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


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





                   SUBJECT TO COMPLETION, DATED MARCH 19, 1998

        PROSPECTUS
                                 643,500 Shares

                            THERMEDICS DETECTION INC.

                                  Common Stock

           This Prospectus relates to the resale of 643,500 shares (the "Shares") of Common Stock, par value $.10 per share (the "Common Stock"), of Thermedics Detection Inc. ("Thermedics Detection" or the "Company") by certain shareholders of the Company (the "Selling Shareholders"). The Shares may be offered from time to time in transactions on the American Stock Exchange, in negotiated transactions, through the writing of options on the Shares, or a combination of such methods of sale, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Such transactions may be effected by the sale of the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the sellers and/or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). The Selling Shareholders and any broker-dealer who acts in connection with the sale of Shares hereunder may be deemed to be "underwriters" as that term is defined in the Securities Act of 1933, as amended (the "Securities Act"), and any commission received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Shares were originally sold by the Company in private placements pursuant to certain Stock Purchase Agreements with the Company dated March 26, 1996 and November 19, 1996. See "Selling Shareholders."
                                _______________

        The Common Stock offered hereby involves a high degree of risk.
                         See "RISK FACTORS" at page 5.
                                _______________

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                          ____________________________



           None of the proceeds from the sale of the Shares by the Selling Shareholders will be received by the Company. The
PAGE

        Company has agreed to bear all expenses (other than underwriting discounts and selling commissions, and fees and expenses of counsel or other advisers to the Selling Shareholders) in connection with the registration and sale of the Shares being registered hereby. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriter or otherwise.

           The Company is a majority-owned subsidiary of Thermedics Inc. ("Thermedics"), which is a majority-owned subsidiary of Thermo Electron Corporation ("Thermo Electron"). The Common Stock is traded on the American Stock Exchange under the symbol "TDX". On March 19, 1998, the reported closing price of the Common Stock on the American Stock Exchange was $11.50 per share.


                 The date of this Prospectus is March __, 1998.

                                _________________


           No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus regarding the Company or the offering made by this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or by any other person. Neither the delivery of this Prospectus nor any sale or distribution and resale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not be lawfully made.

                                  _____________

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






                              AVAILABLE INFORMATION

           The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following Regional Offices of the Commission: 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, including the Company; the address of such Web site is http://www.sec.gov. The Common Stock of the Company is listed on the American Stock Exchange, and the reports, proxy statements and other information filed by the Company with the Commission can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006.

           This Prospectus, which constitutes part of a Registration Statement filed by the Company with the Commission under the Securities Act, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Shares offered hereby. Statements contained herein concerning provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the applicable document filed with the Commission.

           The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, on the written or oral request of such person, a copy of any or all of the documents that have been or may be incorporated in this Prospectus by reference (other than certain exhibits to such documents). Requests for such copies should be directed to:
        Sandra L. Lambert, Clerk, Thermedics Detection Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P. O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone: (781) 622-1000).

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






                                   THE COMPANY

           The Company develops, manufactures and markets high-speed detection and measurement systems used in on-line industrial process applications, security applications, and laboratory analysis. The Company's industrial process systems use ultratrace chemical detectors, high-speed gas chromatography, X-ray imaging, near-infrared spectroscopy, and other technologies for quality assurance of in-process and finished products, primarily in the food, beverage, pharmaceutical, forest products, chemical, and other consumer products industries. The Company's security instruments use simultaneous trace particle- and vapor-detection techniques based on its proprietary chemiluminescence and high-speed gas chromatography technologies. Customers use the Company's security instruments to detect plastic and other explosives at airports and border crossings, for other high-security screening applications, and for forensics and search applications.

           The Company operated as a division of Thermedics until its incorporation as a Massachusetts corporation in December 1990. Unless the context otherwise requires, references in this Prospectus to the Company refer to Thermedics Detection Inc. and its subsidiaries and their predecessors. As of January 3, 1998, Thermedics beneficially owned 76% of the Company's outstanding Common Stock. The Company's principal executive offices are located at 220 Mill Road, Chelmsford, Massachusetts 01824-4178, and its telephone number is (978) 251-2000.

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






                                  RISK FACTORS

           In connection with the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, the Company wishes to caution readers that the following important factors, among others, in some cases have affected, and in the future could affect, the Company's actual results and could cause its actual results in 1998 and beyond to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company.

            Uncertainty of Market Acceptance of New Products. Certain of
            -------------------------------------------------
        the Company's products represent alternatives to traditional detection and analytical methods. As a result, such products may be slow to achieve, or may not achieve, market acceptance, as customers may seek further validation of the efficiency and efficacy of the Company's technology, particularly where the purchase of the product requires a significant capital commitment. The Company believes that, to a significant extent, its growth prospects depend on its ability to gain acceptance of the efficiency and efficacy of the Company's innovative technologies by a broader group of customers. The Company is currently devoting significant resources toward the enhancement of its existing products and the development of new products and technologies, including its derivative products of the Company's Flash-GC high-speed gas chromatography system; a more portable EGIS system; and Rampart, a lower-cost EGIS unit for use in airport screening of carry-on baggage. There can be no assurance that the Company will be successful in obtaining such broad acceptance or that, if obtained, such acceptance will be sustained. The failure of the Company to obtain and sustain such broad acceptance could have a material adverse effect on the Company's business, financial condition and results of operations.

            Ongoing Product Development Efforts Required by Rapid
            -----------------------------------------------------
        Technological Change. The markets for the Company's products are
        ---------------------
        characterized by changing technology, evolving industry standards and new product introductions. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce new products and technologies to meet changing customer requirements. There can be no assurance that the Company will successfully complete the enhancement and development of these products in a timely fashion or that the Company's current or future products will satisfy the needs of its markets.
            Dependence of Security Instruments Market on Government
            -------------------------------------------------------
        Regulation and Airline Industry. The Company's sales of its
        --------------------------------
        explosives-detection systems for use in airports has been and will continue to be dependent on governmental initiatives to require, or support, the screening of checked luggage, carry-on items and personnel with advanced explosives-detection equipment.

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





        Substantially all of such systems have been installed at airports in countries other than the United States, in which the applicable government or regulatory authority overseeing the operations of the airport has mandated such screening. Such mandates are influenced by many factors outside of the control of the Company, including political and budgetary concerns of governments, airlines, and airports.

            Of the more than 600 commercial airports worldwide, more than 400 are located in the United States. Accordingly, the Company believes that the size of the market for explosives-detection equipment is, and will increasingly be, significantly influenced by United States government regulation. In the United States, the Aviation Security Act of 1990 directed the Federal Aviation Administration (the "FAA") to develop a standard for explosives-detection systems and required airports in the United States to deploy systems meeting this standard in 1993. To date, no system has demonstrated that it meets all FAA standards under realistic airport operating conditions. As a result, the FAA has not mandated the installation of automated explosives-detection systems, and only a limited number of these systems have been deployed in the United States. The FAA first certified a computed X-ray tomography system for checked luggage in December 1994. The Company's systems are trace detectors for which no FAA certification process for checked baggage, carry-on, or personal screening exists to date. Currently, the Company is seeking FAA approval for the Company's EGIS and Rampart systems for use by airlines in screening carry-on electronic items and luggage searches, however, there can be no assurance that such FAA approvals will be obtained. Each airline must seek this approval for each application. Although the FAA has provided significant funding to the Company in connection with the development of its explosives-detection technology, there can be no assurance that any of the Company's systems will ever meet this or any other United States certification standard. Any product utilizing a technology ultimately recommended or required by the FAA will have a significant competitive advantage in the market for explosives-detection devices. Unless the FAA takes action with respect to a particular explosives-detection product or technology, airlines will not be required to purchase or upgrade their security systems, including upgrading existing metal-detection equipment. Earnings of U.S. air carriers tends to fluctuate significantly from time to time. Any depression in the financial condition of such carriers would likely result in lower capital spending for discretionary items. Moreover, there can be no assurance that additional countries will mandate the implementation of effective explosives screening for airline baggage, carry-on items or personal, or that, if mandated, the Company's systems will meet the certification or other requirements of the applicable government authority. Even if the Company's systems were to meet the applicable requirements, there can be no assurance that the Company would be able to market its systems effectively.

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





            In October 1996, the United States enacted legislation which includes a $144.2 million allocation to purchase explosives-detection systems and other advanced security equipment, including trace detection equipment such as the systems manufactured by the Company, for carry-on and checked baggage screening. The FAA has made purchases of, or placed orders for the purchase of, security equipment under this legislation, including an order to purchase $5.8 million of the Company's EGIS systems. There can be no assurance, however, that this legislation will not be modified to reduce the funding for advanced explosives equipment, that the necessary appropriations will be made to fund further purchases of advanced explosives-detection equipment contemplated by the legislation, that trace-detection equipment such as the systems manufactured by the Company will be mandated, or that, even if further appropriations are made and such equipment is mandated, any of the Company's explosives-detection systems will be purchased for installation at any airports in the United States. Further, there can be no assurance that the U.S. will mandate the widespread use of these systems after completion of the initial purchases.

            Significance of Certain Customers. Sales of process detection
            ----------------------------------
        instruments and services to bottlers licensed by The Coca-Cola Company ("Coca-Cola Bottlers") were $13,939,000, $10,641,000, and $9,974,000, in 1997, 1996, and 1995, respectively, or 27%, 24%, and 36% of the Company's revenues, respectively, during such periods. In 1997, the Company completed the fulfillment of a mandated product-line upgrade for the Coca-Cola Bottlers. Although the Company anticipates that it will continue to derive revenues from the sale of upgrades and new systems to new plants, as well as services to the Coca-Cola Bottlers, the Company does not expect that revenues derived from these customers will continue at a rate comparable to prior years. Further, the Company intends to continue to develop and introduce new process detection products for the food, beverage and other markets, however, there can be no assurance that the Company will be successful in the introduction of new process detection products or that any sales of these products will be sufficient to maintain a rate of growth equivalent to prior years.

            Competition; Technological Change. The Company encounters,
            ----------------------------------
        and expects to continue to encounter, competition in the sale of its current and future products. Many of the Company's competitors and potential competitors have substantially greater resources, manufacturing and marketing capabilities, research and development staff and production facilities than those of the Company. Some of these competitors have large existing installed bases of products with substantial numbers of customers. In addition, other major corporations have recently announced their intention to enter certain of the Company's markets, including the security screening market. The Company believes that many of its products are successful because they are technologically superior to alternative products offered by some of the Company's competitors. In order to continue to be successful, the Company

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





        believes that it will be important to maintain this technological advantage. No assurance can be given that the Company will be able to maintain such an advantage or that competitors of the Company will not develop technological innovations that will render products of the Company obsolete. For example, the Company's EGIS system competes against other trace explosives detection systems as well as systems utilizing dual energy X-ray or computed X-ray tomography imaging technologies. There can be no assurance that such technologies will not be enhanced to a degree that would impair the Company's ability to market its explosives detection systems.

            Potential for Product Liability Claims. The Company's
            ---------------------------------------
        business involves the risk of product liability claims inherent to the explosives detection business, as well as the food, beverage and other industries. There are many factors beyond the control of the Company that could result in the failure of the Company's products to detect explosives or contaminants in food or beverage containers, such as the reliability of a customer's operators, the ongoing training of such operators and the maintenance of the Company's products by its customers. For these and other reasons, there can be no assurance that the Company's products will detect all explosives or contaminants. The failure to detect explosives or contaminants could give rise to product liability claims and result in negative publicity that could have a material adverse effect on the Company's business, financial condition and results of operations. The Company currently maintains both aviation and general product liability insurance in amounts the Company believes to be commercially reasonable. There can be no assurance that this insurance will be sufficient to protect the Company from product liability claims, or that product liability insurance will continue to be available to the Company at a reasonable cost, if at all.

            Uncertainties Associated With International Operations. In
            -------------------------------------------------------
        1997, 1996, and 1995, international sales accounted for 71%, 67%, and 73%, respectively, of the Company's revenues, and the Company anticipates that international sales will continue to account for a significant percentage of the Company's revenues. Sales to customers in The Netherlands accounted for approximately 17% and 11% of the Company's revenues in 1997 and 1996, respectively. International revenues are subject to a number of uncertainties, including the following: agreements may be difficult to enforce and receivables difficult to collect through a foreign country's legal system; foreign customers may have longer payment cycles; foreign countries may impose additional withholding taxes or otherwise tax the Company's foreign income, impose tariffs or adopt other restrictions on foreign trade; fluctuations in exchange rates may affect product demand and adversely affect the profitability in U.S. dollars of products and services provided by the Company in foreign markets where payment for the Company's products and services is made in the local currency; U.S. export licenses may be difficult to obtain; and the protection of intellectual property in foreign countries may be more difficult

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        to enforce. Moreover, many foreign countries have their own regulatory approval requirements for sales of the Company's products. As a result, the Company's introduction of new products into international markets can be costly and time-consuming, and there can be no assurance that the Company will be able to obtain the required regulatory approvals on a timely basis, if at all. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not attempt to minimize currency and exchange rate risks through material hedging activities.

            Limited Protection of Proprietary Technology and Risks of
            ---------------------------------------------------------
        Third-Party Claims. Proprietary rights relating to the Company's
        -------------------
        products will be protected from unauthorized use by third parties only to the extent that they are covered by valid and enforceable patents or are maintained in confidence as trade secrets. There can be no assurance, however, that any patents now or hereafter owned by the Company will afford protection against competitors, or as to the likelihood that patents will issue from pending patent applications. Proceedings initiated by the Company to protect its proprietary rights could result in substantial costs to the Company. Although the Company believes that its products and technology do not infringe any existing proprietary rights of others, there can be no assurance that third parties will not assert such claims against the Company in the future or that such future claims will not be successful. The Company could incur substantial costs and diversion of management resources in connection with the defense of any claims relating to proprietary rights, which could have a material adverse effect on the Company's business, financial condition, and results of operations. Furthermore, parties making such claims could secure a judgment awarding substantial damages, as well as injunctive or other equitable relief, which could effectively block the Company's ability to make, use, sell, distribute or market its products and services in the U.S. or abroad. Such a judgment could have a material adverse effect on the Company's business, financial condition and results of operations. In the event that a claim relating to proprietary technology or information is asserted against the Company, the Company may seek licenses to such intellectual property. There can be no assurance, however, that such a license could be obtained on commercially reasonable terms, if at all, or that the terms of any offered licenses will be acceptable to the Company. The failure to obtain the necessary licenses or other rights could preclude the sale, manufacture or distribution of the Company's products and, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations. The cost of responding to any such claim may be material, whether or not the assertion of such claim is valid. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of its technology or independent development by others of similar technology. In addition, the laws of some jurisdictions do not protect the

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





        Company's proprietary rights to the same extent as the laws of the U.S. There can be no assurance that these protections will be adequate.

            Risks Associated with Acquisition Strategy. The Company's
            -------------------------------------------
        strategy includes the acquisition of businesses and technologies that complement or augment the Company's existing product lines. Promising acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. Any acquisitions completed by the Company may be made at substantial premiums over the fair value of the net assets of the acquired companies. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired businesses. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financing, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financing, may result in dilution to the Company's stockholders.

            Difficulties in Managing Rapid Growth. Due to the level of
            --------------------------------------
        technical and marketing expertise necessary to support its existing and new customers, the Company must attract and retain highly qualified and well-trained personnel. There are a limited number of persons with the requisite skills to serve in these positions, and it may become increasingly difficult for the Company to hire such personnel. Further rapid expansion may also significantly strain the Company's administrative, operational and financial personnel, management information systems, manufacturing operations, and other resources. There can be no assurance that the Company's systems, procedures, and controls will be adequate to support the Company's operations. Failure to manage growth properly could have a material adverse effect on the Company's business, financial condition, and results of operations.

            Potential Fluctuations in Quarterly Performance. Significant
            ------------------------------------------------
        annual and quarterly fluctuations in the Company's results of operations may be caused by, among other factors, the overall demand for, and market acceptance of, the Company's products; the timing of regulatory approvals for certain of the Company's products; government initiatives to promote the use of explosives detection systems such as those manufactured and sold by the Company; the timing of the announcement, introduction and delivery of new products and product enhancements by the Company and its competitors; variations in the Company's product mix and component costs; timing of customer orders; adjustments of delivery schedules to accommodate customers' programs; the availability of components from suppliers; the timing and level of expenditures in anticipation of future sales; the mix of products sold by the Company; and pricing and other competitive conditions. Because certain of the Company's products require

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





        significant capital expenditures and other commitments by its customers, the Company has experienced extended sales cycles. Delays in anticipated purchase orders could have a material adverse effect on the Company's business, financial condition and results of operations. Customers may also cancel or reschedule shipments, and product difficulties could delay shipments. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter. There can be no assurance that any of these factors will not have a material adverse impact on the Company's business and results of operations.

            Potential Impact of Year 2000 on Processing of Date-sensitive
            -------------------------------------------------------------
        Information. The Company is currently assessing the potential
        ------------
        impact of the year 2000 on the processing of date-sensitive information by the Company's computerized information systems and on products sold as well as products purchased by the Company. The Company believes that its internal information systems and current products are either year 2000 compliant or will be so prior to the year 2000 without incurring material costs. There can be no assurance, however, that the Company will not experience unexpected costs and delays in achieving year 2000 compliance for its internal information systems and current products, which could result in a material adverse effect on the Company's future results of operations.

          The Company is presently assessing the effect that the year 2000 problem may have on its previously sold products. The Company is also assessing whether its key suppliers are adequately addressing this issue and the effect this might have on the Company. The Company has not completed its analysis and is unable to conclude at this time that the year 2000 problem as it relates to its previously sold products and products purchased from key suppliers is not reasonably likely to have a material adverse effect on the Company's future results of operations.











                              SELLING SHAREHOLDERS

           The following table shows the names of the Selling
        Shareholders, the number of Shares that may be offered by each of

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





        them pursuant to this Prospectus and the number of Shares each will own after completion of the offering, assuming all of the Shares being offered hereby are sold.


                                    Shares of                 Shares
                                   Common Stock             Owned after
                                   Owned Prior              Completion
                                      to the      Shares      of the
                                   Offering(1)     Being     Offering
                                   -----------               --------
            Selling Shareholder                   Offered
            -------------------                   -------


         Craig Drill Capital L.P.    80,000      80,000         0
         Awad & Associates L.P.      5,000        5,000         0
         Richard B. Felder           5,000        5,000         0

         Richard B. Felder c/f       2,500        2,500         0
         Jeffrey D. Felder
         Richard B. Felder c/f       2,500        2,500         0
         Jonathan D. Felder
         Mark Cahill                 2,500        2,500         0

         Georgia Veru                2,500        2,500         0
         Michael D. Mintz Trust      11,500      10,000       1,500
         u/a 8/12/92
         Martin Walsh                10,000      10,000         0

         Crescent International      50,000      50,000         0

         David H. Fine(3)           101,667      10,000      91,667
         Bear Stearns                80,000      80,000         0
         Universal Partners, L.P.    10,000      10,000         0

         Alan J. Rubin               10,000      10,000         0
         Rush & Co.                  55,000      55,000         0
         Hartley Bernstein           5,000        5,000         0

         William C. Bartholomay      10,000      10,000         0
         Paul A. Berkman & Judith    5,000        5,000         0
         M. Berkman, JTWROS
         Richard J. & Christine S.   5,000        5,000         0
         Cowgill

         Harvey Greenfield           5,000        5,000         0
         James W. Jacobs             10,000      10,000         0
         Ronald M. Krinick           10,000      10,000         0

         Jeffrey J. Langan(4)       113,660      10,000      103,660
         Nadia One, Inc.             10,000      10,000         0
         WNC Corporation             50,000      50,000         0




                                       12
PAGE

         Pilot Trading Trust         9,000        9,000         0
         Dr. Martin R. Post MD PC    2,500        2,500         0
         Retirement Trust dtd
         9/1/84

         Edward Raskin, Ttee FBO     5,000        5,000         0
         Edward Raskin u/a/d
         10/14/94
         Jiela Rufeh                 2,500        2,500         0
         Bejan Rufeh                 2,500        2,500         0

         Seema Sachdeva & Rakesh     5,000        5,000         0
         Sachdeva
         Michael & Dafna Schmerin    2,500        2,500         0
         Joel Schoenfeld             2,500        2,500         0


         Allenstown Investment       10,000      10,000         0
         Partners
         Carico, Inc.                5,000        5,000         0
         Martin D. Cohn and Gerald   25,000      25,000         0
         L. Cohn, Trustees for
         Gerald L. Cohn

         Hannah S. and Samuel A.     5,000        5,000         0
         Cohn Memorial Foundation
         Cynthia J. Cohn Revocable   5,000        5,000         0
         Trust
         Ekistics Corp.              10,000      10,000         0


         M.D. Funding, Inc.          10,000      10,000         0
         Mid-Lakes Profit Sharing    10,000      10,000         0
         Trust
         Bruce E. Toll               20,000      20,000         0

         Tracy M. Cirillo(5)         1,000        1,000         0
         Francis X. O'Brien          1,366        1,000        366
         Total                      840,693      643,500     197,193



        (1)Except as otherwise reflected in the footnotes to this table, all share ownership includes Shares owned by the Selling Shareholders and shares that the Selling Shareholders had the right to acquire within 60 days of June 30, 1997, through the exercise of stock options.


        (2)Crescent International Holdings Limited is a wholly owned subsidiary of Crescent Holding GmbH, which is indirectly controlled by Suliman S. Olayan, the father of Hutham S. Olayan, a director of Thermo Electron. Ms. Olayan disclaims


                                       13
PAGE
           beneficial ownership of the Shares owned by Crescent
           International Holdings Limited.

        (3)Dr. Fine is Senior Vice President of the Company.

        (4)Mr. Langan was, until November 1997, Chief Executive Officer, President and a Director of the Company.

        (5) Ms. Cirillo is an employee of the Company.

           The Shares are being registered to permit public secondary trading of the Shares from time to time by the Selling Shareholders. All of the Shares being offered by the Selling Shareholders were sold by the Company in private placement transactions pursuant to Stock Purchase Agreements with the Company dated March 26, 1996 and November 19, 1996 (collectively, the "Purchase Agreements") for cash.

           In the Purchase Agreements, the Company agreed, among other things, to bear all expenses (other than underwriting discounts, selling commissions, and fees and expenses of counsel and other advisors to the Selling Shareholders) in connection with the registration and sale of the Shares being offered by the Selling Shareholders. See "Sale of Shares." The Company intends to prepare and file such amendments and supplements to the Registration Statement of which this Prospectus forms a part as may be necessary to keep the Registration Statement effective until all the Shares registered thereunder have been sold pursuant thereto or until, by reason of Rule 144(k) under the Securities Act or any other rule of similar effect, the Shares are no longer required to be registered for the sale thereof by the Selling Shareholders.


                                 SALE OF SHARES

           The Company will not receive any of the proceeds from this offering. The Shares offered hereby may be sold from time to time by or for the account of any of the Selling Shareholders or by their pledgees, donees, distributees or transferees or other successors in interest to the Selling Shareholders. The Shares may be sold hereunder directly to purchasers by the Selling Shareholders in negotiated transactions; by or through brokers or dealers in ordinary brokerage transactions or transactions in which the broker solicits purchases; block trades in which the broker or dealer will attempt to sell Shares as agent but may position and resell a portion of the block as principal; transactions in which a broker or dealer purchases as principal for resale for its own account; or through underwriters or agents. The Shares may be sold at a fixed offering price, which may be changed, at the prevailing market price at the time of sale, at prices related to such prevailing market price or at negotiated prices. Any brokers, dealers, underwriters or agents


                                       14
PAGE
        may arrange for others to participate in any such transaction and may receive compensation in the form of discounts, commissions or concessions from the Selling Shareholders and/or the purchasers of the Shares. Each Selling Shareholder will be responsible for payment of any and all commissions to brokers.

           The aggregate proceeds to any Selling Shareholder from the sale of the Shares offered hereby will be the purchase price of such Shares less any broker's commission.

           In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

           Any Selling Shareholder and any broker-dealer, agent or underwriter who acts in connection with the sale of Shares hereunder may be deemed to be an "underwriter" as that term is defined in the Securities Act, and any commissions received by them and profit on any resale of the Shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Shareholders against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

             The following documents previously filed with the Commission by the Company (File No. 1-12745) are hereby incorporated in this Prospectus by reference:

             (a) Annual Report on Form 10-K for the fiscal year ended January 3, 1998; and

             (b) The description of the Common Stock which is contained in the Company's Registration Statement on Form 8-A filed under the Exchange Act, as such description may be amended from time to time.

             All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the respective dates of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes

                                       15
PAGE
        such earlier statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

             The Company will provide without charge to any person to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the foregoing documents incorporated herein by reference (other than certain exhibits to such documents). Requests for such copies should be directed to Sandra L. Lambert, Clerk, Thermedics Detection Inc., c/o Thermo Electron Corporation, 81 Wyman Street, P.O. Box 9046, Waltham, Massachusetts 02254-9046 (telephone: (781) 622-1000).


                                  LEGAL MATTERS

           Certain legal matters relating to the Shares offered hereby have been passed upon for the Company by Seth H. Hoogasian, Esq., General Counsel of Thermo Electron, Thermedics and the Company. As of the date of such opinion, Mr. Hoogasian owned or had the right to acquire 5,000 shares of Common Stock, 8,900 shares of common stock of Thermedics and 105,558 shares of common stock of Thermo Electron.


                                    EXPERTS

          The Consolidated Financial Statements of the Company (except the Consolidated Financial Statements of Rutter & Co. B.V. as of January 3, 1998 and December 28, 1996 and for the year ended January 3, 1998 and for the period from January 25, 1996 (date of acquisition) to December 28, 1996), and the related financial statement schedule incorporated by reference in the Registration Statement of which this prospectus forms a part have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports. In those reports, that firm states that with respect to certain subsidiaries its opinion is based on the report of other independent public accountants, namely Deloitte
        & Touche. The financial statements and supporting schedule referred to above have been included herein in reliance upon the authority of those firms as experts in giving said reports.

          The Consolidated Financial Statements of Rutter & Co. B.V. as of January 3, 1998 and December 28, 1996 and for the year ended January 3, 1998 and for the period from January 25, 1996 to December 28, 1996 have been audited by Deloitte & Touche, independent auditors and registeraccountants, as stated in their report included herein and are included in reliance upon the report of such firm given upon their authority as experts in accountng and auditing.

                                       16
PAGE

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

             Item 14.  Other Expenses of Issuance and Distribution.

           The expenses incurred by the Company in connection with the issuance and distribution of the securities being registered are as follows. All amounts are estimated except the Securities and Exchange Commission registration fee.
                                                           Amount
                                                           ------
           Registration fee - Securities and Exchange         2,286
           Commission ...................................

           Legal fees and expenses ......................     5,000
           Accounting fees and expenses .................     5,000
           Printing and engraving expenses                   15,000

           Miscellaneous ................................     2,000
                Total ...................................    29,286

             Item 15.  Indemnification of Directors and Officers.

             The Massachusetts Business Corporation Law and the Company's Articles of Organization and By-Laws limit the monetary liability of directors to the Company and to its stockholders and provide for indemnification of the Company's officers and directors for liabilities and expenses that they may incur in such capacities. In general, officers and directors are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company and, with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. The Company also has indemnification agreements with its directors and officers that provide for the maximum indemnification allowed by law. Reference is made to the Company's Articles of Organization, By-laws and form of Indemnification Agreement for Officers and Directors incorporated by reference

             Thermo Electron Corporation has an insurance policy which insures the directors and officers of Thermo Electron and its subsidiaries, including the Company, against certain liabilities which might be incurred in connection with the performance of their duties.

             The Selling Shareholders are obligated under the Purchase Agreements to indemnify directors, officers and controlling persons of the Registrant against certain liabilities, including liabilities under the Securities Act.




                                       17
PAGE

             Item 16.  Exhibits

             See the Exhibit Index included immediately preceding the exhibits to this Registration Statement.


             Item 17.  Undertakings.

             (a) The undersigned Registrant hereby undertakes as follows:

                   (1) To file, during any period in which offers or
                       sales are being made, a post-effective amendment to this registration statement:

                       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                       (ii) To reflect in the prospectus any facts or
                            events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                       (iii)To include any material information with
                            respect to the plan of distribution not
                            previously disclosed in the registration statement or any material change to such information in the registration statement.

                            Provided, however, that paragraphs (a)(1)(i)
                       and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act

                                       18
PAGE
                       of 1934 that are incorporated by reference in the registration statement.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
        Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.








                                       19
PAGE

                                   SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on this 20th day of March, 1998.

                                           THERMEDICS DETECTION INC.

                                           By:  /s/James Barbookles
                                               --------------------
s/James Barbookles
                  --                                               --
                                                James Barbookles
                                                President and Chief
                                                Executive Officer

             Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

          Signature                        Title             Da
          ---------                        -----             ----
                                                             Date
                                                             ----

        /s/ James Barbookles        President, Chief   March 19, 1998
        -------------------------
        James Barbookles            Executive Officer
                                    and Director (Principal
                                    Executive Officer)

        John N. Hatsopoulos*        Chief Financial    March 19, 1998
        -------------------------
        John N. Hatsopoulos         Officer, Senior Vice President
                                    and Director
                                    (Principal Financial Officer)

        Paul F. Kelleher*           Chief Accounting   March 19, 1998
        -------------------------
        Paul F. Kelleher            Officer (Principal
                                    Accounting Officer)

        John W. Wood Jr.*           Chairman of the    March 19, 1998
        ------------------------
        John W. Wood Jr.            Board and Director


                                    Director           March   , 1998
        -------------------------                            --
        Morton Collins

                                    Director           March   , 1998
        -------------------------                            --
        Matthew C. Weisman












                                       20
PAGE

        * The undersigned Sandra L. Lambert, by signing her name hereto, does hereby execute this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 on behalf of each of the above-named persons pursuant to powers of attorney executed by such persons and filed with the Securities and Exchange Commission.

                                           /s/ Sandra L. Lambert
                                           --------------------------
                                           Sandra L. Lambert
                                           Attorney-in-Fact













































                                       21
PAGE

                                  EXHIBIT INDEX


         Exhibit                  Description of Exhibit
         -------                  ----------------------
           No.
           ---
           4.1    Specimen Common Stock Certificate (filed as Exhibit
                  4.1 to the Registrant's Registration Statement on Form S-1 [Registration No. 333-19199] and incorporated herein by reference).

           5 Opinion of Seth H. Hoogasian, Esq. (previously filed)
           23.1   Consent of Arthur Andersen LLP
           23.2   Consent of Deloitte & Touche Registeraccountants

           23.3   Exhibit 5) Seth H. Hoogasian, Esq. (contained in

           24     Power of Attorney (previously filed)




        AA980760020































                                       23
PAGE

                                                             Exhibit 23.1

                      Consent of Independent Public Accountants
                      -----------------------------------------


            As independent public accountants, we hereby consent to the incorporation by reference in this Registration Statement of our reports dated February 12, 1998, included in or incorporated by reference in Thermedics Detection Inc.'s Form 10-K for the year ended January 3, 1998 and all references to our Firm included in this Registration Statement.


                                                Arthur Andersen LLP



        Boston, Massachusetts
        March 13, 1998





































                                       24
PAGE

                                                             Exhibit 23.2


                          Independent Auditors' Consent
                          -----------------------------


            We consent to the use in this registration statement of Thermedics Detection Inc. on Form S-1, as amended on March 19, 1998, of our report dated February 6, 1998, appearing in this prospectus, which relates to the financial statements of Rutter & Co. B.V. (which have not separately been included herein).

            We also consent to the reference to us under the heading "Experts" in such prospectus.


        Deloitte & Touche Registeraccountants


        Almelo, The Netherlands
        March 19, 1998